UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 22, 2008

COUGAR BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51473	20-2903204
(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd, Suite 1200

Los Angeles, CA 90024

(Address of principal executive offices) (Zip Code)

(310) 943-8040

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adjustments to Compensation of Vice President of Finance

On September 22, 2008, the Board of Directors of Cougar Biotechnology, Inc. (the “Company”) approved certain modifications to the compensation of Charles R. Eyler, the Company’s Vice President of Finance and Treasurer. Mr. Eyler’s annualized base salary was increased from $225,000 to $250,000 and he remains eligible to receive an annual discretionary bonus of up to 30% of his base salary. In addition, Mr. Eyler was awarded, pursuant to the Company’s 2003 Stock Option Plan, a 10-year stock option to purchase 25,000 shares of the Company’s common stock at an exercise price of $36.93, the closing sale price of the Company’s common stock on September 22, 2008. The right to purchase the shares subject to the option vests in four equal annual installments commencing on the first anniversary of the grant date. Further, Mr. Eyler was also promoted to Senior Vice President of Finance.

Amended and Restated Employment Agreement with Chief Executive Officer

On September 26, 2008, the Company entered into an Amended and Restated Employment Agreement (the “Agreement”) with Alan H. Auerbach, its Chief Executive Officer and President. The Agreement amends and restates the Employment Agreement dated September 28, 2006, between the Company and Mr. Auerbach (the “Original Agreement”).

The Agreement provides for a one-year term, subject to annual one-year renewals. As disclosed by the Company in its Current Report on Form 8-K filed on September 17, 2008, the Agreement also reflects Mr. Auerbach’s current annualized base salary of $470,000 and his annual bonus eligibility of up to 50% of his base salary. The amount of the base salary is subject to annual review by the Company’s board of directors. As with the Original Agreement, the Agreement continues to provide that Mr. Auerbach is entitled to a one-time bonus of $2 million in the event the Company’s total market capitalization exceeds $1 billion. Mr. Auerbach is also eligible to participate in all benefits offered to the Company’s senior executives.

In the event Mr. Auerbach is terminated 60 days prior to, or 12 months following a “change of control,” as defined in the Agreement, he will receive the following benefits:

•	A lump sum payment equal to twice his then-current annualized base salary plus the maximum amount of discretionary bonus to which he was entitled in the year of termination;

•	All unvested equity-based incentives will immediately vest and remain exercisable for a period of 12 months from the date of the termination;

•	Health insurance benefits paid for a period of up to 12 months from the date of termination;

•	A gross-up payment if such severance benefits constitute a “parachute payment” under the Internal Revenue Code.

If Mr. Auerbach’s employment is terminated by the Company without “cause” or not in connection with a change of control, or if Mr. Auerbach terminates the Agreement because of the Company’s uncured breach of the Agreement, then Mr. Auerbach is entitled to continue receiving his base salary for one year.

Under the Agreement, the term “change of control” means (i) the direct or indirect acquisition by any person in one or a series of related transactions of the Company’s securities representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) the disposition by the Company, whether by merger, sale or otherwise, of all or substantially all of its business or assets in one or a series of related transactions. The term “cause” includes the following actions or conduct: (i) the willful failure or refusal to perform lawful duties, including insubordination of lawful directives received from the Company’s board; (ii) a willful or grossly negligent act that materially injures the business or reputation of the Company; (iii) conviction of certain crimes; or (iv) engaging in illegal discrimination or harassment.

The Agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the Agreement for an indefinite period. The Agreement also contains non-solicitation and non-disparagement provisions extending until 18 months after the term of the Agreement.

This summary of the material terms of the Agreement is qualified by reference to the text of the Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

10.1	Employment Agreement by and between Cougar Biotechnology, Inc. and Alan H. Auerbach, dated September 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2008	Cougar Biotechnology, Inc.

	By:	/s/ Charles R. Eyler
Charles R. Eyler
Sr. Vice President, Finance

EXHIBIT INDEX

Cougar Biotechnology Inc.

Form 8-K Current Report

Exhibit Number	Description
10.1	Employment Agreement by and between Cougar Biotechnology, Inc. and Alan H. Auerbach, dated September 26, 2008.